Exhibit 99.1

Contact:  Terry L. Robinson

President & CEO

trobinson@northbaybancorp.com

707-252-5024

PRESS RELEASE

For Immediate Release

NORTH BAY BANCORP ANNOUNCES RECORD EARNINGS FOR THIRD QUARTER 2006

Napa, CA –November 2, 2006 - North Bay Bancorp (Nasdaq: NBAN), parent of The Vintage Bank and its Solano Bank Division, today announced quarterly earnings of $1,876,000 for the quarter ended September 30, 2006.  The results equate to a 3.2% increase compared to earnings of $1,817,000 for the quarter ended September 30, 2005.  Earnings for the nine months ended September 30, 2006 increased 7.7% to $5,242,000 from $4,865,000 for the nine months ended September 30, 2005.  Earnings per diluted share for the quarter ended September 30, 2006 were $.44 compared with $.43 for the quarter ended September 30, 2005, a 2.3% increase.  Earnings per diluted share for the nine months ended September 30, 2006 were $1.22, a 6.1% increase from $1.15 for the same period a year previous.  The year to date results equate to a 13.33% return on average equity and a 1.13% return on average assets. Increases in cost of funds has resulted in a continuing decrease in the tax-equivalent net interest margin to 4.89% for the quarter ended September 30, 2006 as compared to 5.32% for the quarter ended June 30, 2006 and 5.33% for the quarter ended September 30, 2005.  The tax-equivalent net interest margin for the nine months ended September 30, 2006 was 5.24% compared to 5.39% during the same period a year previous.  Total net loans grew 19.4% to $470 million at September 30, 2006 from $393 million at September 30, 2005.  Total deposits decreased 13.6% to $473 million at September 30, 2006 from a year previous.

“We are satisfied with these results, particularly in light of the financial challenges our industry is facing” stated President and CEO Terry Robinson.  “Our deposit totals have stabilized following a runoff in rate-sensitive deposits that commenced in the fourth quarter of 2005 and continued through the second quarter of 2006; in the face of continued strong loan demand, this deposit runoff created a need for increased wholesale borrowing.  Going forward, we anticipate a gradual improvement in our tax-equivalent net interest margin from an increase in the average yield on our commercial real estate portfolio as the loans cycle through their rate adjustment intervals,” Robinson noted.

 Financial Review and Operating Highlights (YTD ended 9/30/06 compared to 9/30/05)

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Net income increased 7.7% to $5.2 million

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Earnings per diluted share increased 6.1% to $1.22

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Net loans grew 19.4% to $470 million

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Total assets grew 3.0% to $649 million

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Asset quality remained exemplary

Operating Results

Year to date net interest income increased 3.0% to $21.7 million, with interest income rising 15.1% and interest expense increasing 85.3% from the same period of 2005. The tax-equivalent net interest margin was 5.24% for the nine months ended September 30, 2006 and 4.89% for the third quarter of 2006, down 15 basis points from the first nine months of 2005 and down 44 basis points from the third quarter of 2005.  Michael Wengel, Executive Vice President and Chief Financial Officer, commented, “We believe our third quarter 2006 tax-equivalent net interest margin represents the trough of this interest rate cycle.  The margin is expected to remain consistent with the third quarter 2006 margin while we continue with a flat or inverted yield curve environment.”

The provision for loan losses of $200,000 for the nine months ended September 30, 2006 compares with a $715,000 provision for the same period of 2005 as the allowance for loan and lease losses was deemed adequate at September 30, 2006 and required no further provision based upon a 24% decrease in classified assets from June 30, 2006 to September 30, 2006.  Year to date net interest income after the provision for loan losses increased 5.6% to $21.5 million through September 30, 2006 compared to $20.3 million for the same period of 2005.

Non-interest income increased 15.8% to $3.5 million during the first nine months of 2006 compared to $3.0 million during the same period of 2005.   Gain on sale of loans as well as increases in ATM fees, commissions received on sales of investment products, earnings on the cash value of life insurance and earnings on non-marketable equity securities all contributed to the increase.

The tax-equivalent efficiency ratio rose to 64.8% for the first nine months of 2006 compared with 63.3% during the same period a year previous, as some components of operating costs increased more rapidly than revenues.  The efficiency ratio, calculated by dividing non-interest expense (not including $299,000 in amortization of an investment in an affordable housing bond that generates tax credits) by net interest income adjusted for tax-free interest and non-interest income, measures overhead costs as a percentage of total revenues.  Operating (non-interest) expense for the first nine months of 2006 increased 9.9% to $16.9 million from $15.4 million during the same period of 2005, primarily due to increases in salaries and wages.  Also, as of January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), using the modified-prospective transition method, and commenced expensing the fair value (at the grant date) of all unvested stock options outstanding as of December 31, 2005 over the remaining vesting periods.  Consequently, year to date 2006 salaries and benefits expense includes $328,000 related to vesting of stock options while no such expense was recorded during the same period of 2005.  “Despite the modest increase during the past year, our Efficiency Ratio has declined slightly during the third quarter” Robinson stated.  “Our moves to substantially improve our management team along with requirements to expense stock options and grants have increased our salaries and benefits expense from 2005.  Going forward, however, we expect lower audit and consulting fees, particularly those relating to Sarbanes-Oxley Section 404 compliance.”

Pre-tax income rose 1.1% during the first nine months of 2006 to $8.0 million from $7.9 million during the same period of 2005.    The tax provision decreased to 34.4% of pre-tax income during the first nine months of 2006 from 38.4% for the same period of 2005.  The lower tax rate in 2006 compared with 2005 was primarily due to a $2 million investment in affordable housing bonds near year-end 2005 that generate income tax credits.

Earnings per diluted share for the quarter ended September 30, 2006 were $.44, a 2.3% increase from $.43 at September 30, 2005.  Earnings per diluted share for the nine months ended September 30, 2006 were $1.22, a 6.1% increase from $1.15 for the same period a year previous.  Return on average equity for the first nine months of 2006 decreased to 13.33%, down 49 basis points from the same period a year ago.  Return on average assets increased 1 basis point to 1.13% for the first nine months of 2006 from the same period of 2005.  The higher return on assets and lower return on equity reflect the higher core capital ratio in 2006 compared with 2005.

Balance Sheet (at September 30, 2006 compared to September 30, 2005)

Total assets increased 3.0% to $649 million as of September 30, 2006 compared to $630 million a year previous.  Loans, net of the allowance for loan losses, grew 19.4% to $470 million at September 30, 2006, up from $393 million as of September 30, 2005.  Commercial and industrial loans increased 49.8% to $119 million while commercial real estate loans grew a 12.4% to $279 million.  Construction loans decreased 29.8% to $20 million while consumer loans increased 8.6% to $42 million.

Asset quality remained excellent at September 30, 2006 with no non-performing loans.  The allowance for loan and lease losses was $5.1 million, or 1.06% of loans outstanding, compared to $4.8 million or 1.21% of loans outstanding at September 30, 2005.  Net charge-offs were $48,000 in the third quarter of 2006 and $60,000 for the first nine months of 2006.

Total deposits as of September 30, 2006 decreased 13.6% to $473 million from a year previous. Non-interest bearing deposits decreased 7.0% to $155 million, representing 32.7% of total deposits. During the quarter, the Bank secured $60 million in fixed rate borrowings with the Federal Home Loan Bank.  “Since obtaining the fixed rate borrowings, the Bank has returned to a position of selling Fed Funds on a daily basis,” Wengel stated. “ Securing the fixed rate borrowings, at rates lower than those currently available on overnight borrowings, has stabilized our liquidity position and enabled us to limit our exposure to further decline in the tax-equivalent net interest margin,” Wengel noted.

About North Bay Bancorp

North Bay Bancorp is the holding company for The Vintage Bank in Napa County and Solano Bank, a Division of The Vintage Bank, in Solano County.  This full-service commercial bank offers a wide selection of deposit, loan and investment services to local consumers and small business customers.  The Vintage Bank opened in 1985 and now operates six banking offices in Napa County, Northern California’s number one tourist destination and the nation’s premier wine producing region.  The main office and two branch offices are located in the city of Napa.  Vintage also has branches in the city of St. Helena, American Canyon and the southern industrial area of Napa County.  Solano Bank, a Division of The Vintage Bank, launched in July 2000, has offices in the primary cities along the I-80 corridor of Solano County, including Vacaville, Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown Fairfield.  Solano County is projected to be the fastest growing county in Northern California through year 2030, and is attracting businesses and residents with a quality lifestyle, affordable housing and business-friendly attitudes.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries.  All financial results are unaudited and therefore subject to change.  These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and its Solano Bank Division.  These forward-looking statements involve certain risks and uncertainties.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:  (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment on interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) finalization of the year-end audit results and (6) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

	CONSOLIDATED INCOME STATEMENT (in $000's except per share data; unaudited)
	3-Month Period Ended:			9-Month Period Ended:
	9/30/2006	9/30/2005	% Change	9/30/2006	9/30/2005	% Change
Interest Income	$ 9,901	$ 8,847	11.9%	$ 28,393	$ 24,668	15.1%
Interest Expense	2,945	1,415	108.1%	6,742	3,638	85.3%
Net Interest Income	6,956	7,432	-6.4%	21,651	21,030	3.0%
Provision for Loan & Lease Losses	-	300	-100.0%	200	715	-72.0%
Net Interest Income after Loan Loss Provision	6,956	7,132	-2.5%	21,451	20,315	5.6%
Service Charges	534	540	-1.1%	1,552	1,579	-1.7%
Gain on Sale of Loans	-	-	0.0%	126	-	0.0%
Bank Owned Life Insurance Income	185	88	110.2%	391	263	48.7%
Other Non-Interest Income	520	399	30.3%	1,410	1,163	21.2%
Total Non-Interest Income	1,239	1,027	20.6%	3,479	3,005	15.8%
Salaries & Benefits	3,069	2,763	11.1%	9,429	8,221	14.7%
Occupancy Expense	454	477	-4.8%	1,360	1,317	3.3%
Equipment Expense	464	487	-4.7%	1,431	1,566	-8.6%
Other Non-Interest Expenses	1,401	1,484	-5.6%	4,723	4,315	9.5%
Total Non-Interest Expenses	5,388	5,211	3.4%	16,943	15,419	9.9%
Income Before Taxes	2,807	2,948	-4.8%	7,987	7,901	1.1%
Provision for Income Taxes	931	1,131	-17.7%	2,745	3,036	-9.6%
Net Income	$ 1,876	$ 1,817	3.2%	$ 5,242	$ 4,865	7.7%
TAX DATA
Tax-Exempt Muni Income	$ 218	$ 121	80.2%	$ 677	$ 340	99.1%
Tax-Exempt BOLI Income	$ 185	$ 88	110.2%	$ 391	$ 263	48.7%
NET CHARGE-OFFS (RECOVERIES)	$ 48	$ 9	NM	$ 60	$ 19	NM

PER SHARE DATA	3-Month Period Ended:			9-Month Period Ended:
	9/30/2006	9/30/2005	% Change	9/30/2006	9/30/2005	% Change
Basic Earnings per Share	$ 0.45	$ 0.44	2.3%	$ 1.27	$ 1.20	5.8%
Diluted Earnings per Share	$ 0.44	$ 0.43	2.3%	$ 1.22	$ 1.15	6.1%
Common Dividends Paid	$ -	$ -		$ 0.14	$ 0.14	0.0%
Wtd. Avg. Shares Outstanding	4,134,297	4,083,448		4,123,326	4,067,824
Wtd. Avg. Diluted Shares	4,296,066	4,263,626		4,283,871	4,248,097
Book Value per Basic Share (EOP)	$ 13.44	$ 12.60	6.7%	$ 13.44	$ 12.60	6.7%
Tangible Book Value per Share	$ 13.28	$ 12.60	5.4%	$ 13.28	$ 12.60	5.4%
Common Shares Outstanding. (EOP)	4,149,164	3,897,504		4,149,164	3,897,504
KEY FINANCIAL RATIOS	3-Month Period Ended:			9-Month Period Ended:
	9/30/2006	9/30/2005		9/30/2006	9/30/2005
Return on Average Equity	13.76%	14.92%		13.33%	13.82%
Return on Average Assets	1.16%	1.17%		1.13%	1.12%
Net Interest Margin (Tax-Equivalent)	4.89%	5.33%		5.24%	5.39%

Efficiency Ratio (Tax-Equivalent)	63.06%	60.83%		64.81%	63.33%

AVERAGE BALANCES	3-Month Period Ended:			9-Month Period Ended:
	9/30/2006	9/30/2005	% Change	9/30/2006	9/30/2005	% Change
Average Assets	$ 638,943	$ 614,206	4.0%	$ 617,958	$ 581,588	6.3%
Average Earning Assets	$ 573,259	$ 557,968	2.7%	$ 560,835	$ 525,632	6.7%
Average Gross Loans & Leases	$ 462,964	$ 403,212	14.8%	$ 442,406	$ 396,496	11.6%
Average Deposits	$ 467,543	$ 532,317	-12.2%	$ 487,008	$ 501,226	-2.8%
Average Equity	$ 54,077	$ 48,312	11.9%	$ 52,577	$ 47,072	11.7%

STATEMENT OF CONDITION in $000's, unaudited) End of Period:
	9/30/2006	12/31/2005	9/30/2005	9-Month chg	Annual Chg
ASSETS
Cash and Due from Banks	$ 32,716	$ 28,274	$ 31,148	15.7%	5.0%
Securities and Fed Funds Sold	110,267	133,680	177,486	-17.5%	-37.9%

Commercial & Industrial	118,725	86,546	79,246	37.2%	49.8%
Commercial Secured by Real Estate	278,789	249,773	248,088	11.6%	12.4%
Real Estate	16,299	8,557	4,422	90.5%	268.6%
Construction	20,494	32,593	29,200	-37.1%	-29.8%
Consumer	41,948	38,859	38,643	7.9%	8.6%
Gross Loans & Leases	476,255	416,328	399,599	14.4%	19.2%
Deferred Loan Fees	(1,410)	(1,448)	(1,473)	-2.6%	-4.3%
Loans & Leases Net of Deferred Fees	474,845	414,880	398,126	14.5%	19.3%
Allowance for Loan & Lease Losses	(5,064)	(4,924)	(4,832)	2.8%	4.8%
Net Loans & Leases	469,781	409,956	393,294	14.6%	19.4%
Bank Premises & Equipment	9,763	9,475	9,542	3.0%	2.3%
Other Assets	26,457	21,312	18,573	24.1%	42.4%
Total Assets	$ 648,984	$ 602,697	$ 630,043	7.7%	3.0%

LIABILITIES & CAPITAL
Non-interest Bearing Deposits	$ 154,533	$ 155,320	$ 166,239	-0.5%	-7.0%
NOW / Savings Deposits	133,216	148,336	146,963	-10.2%	-9.4%
Money Market Deposits	102,439	128,684	148,938	-20.4%	-31.2%
Time Certificates of Deposit	82,314	84,053	84,710	-2.1%	-2.8%
Total Deposits	472,502	516,393	546,850	-8.5%	-13.6%

Federal Funds Purchased	-	-	-
Other Borrowings	104,000	19,000	19,000	447.4%	447.4%
Subordinated Debentures	10,310	10,310	10,310	0.0%	0.0%
Total Deposits & Interest Bearing Liabilities	586,812	545,703	576,160	7.5%	1.8%

Other Liabilities	6,405	6,941	4,763	-7.7%	34.5%
Total Capital	55,767	50,053	49,120	11.4%	13.5%
Total Liabilities & Capital	$ 648,984	$ 602,697	$ 630,043	7.7%	3.0%

CREDIT QUALITY DATA	End of Period:
	9/30/2006	12/31/2005	9/30/2005
Non-Accruing Loans	$ -	$ -	$ -
Over 90 Days PD and Still Accruing	-	-	-
Other Real Estate Owned	-	-	-
Total Non-Performing Assets	$ -	$ -	$ -

Non-Performing Loans to Total Loans	0.00%	0.00%	0.00%
Non-Performing Assets to Total Assets	0.00%	0.00%	0.00%
Allowance for Loan Losses to Loans	1.06%	1.18%	1.21%

OTHER PERIOD-END STATISTICS	End of Period:
	9/30/2006	12/31/2005	9/30/2005
Shareholders' Equity / Total Assets	8.6%	8.3%	7.8%
Net Loans / Deposits	99.4%	79.4%	71.9%
Non-Interest Bearing Deposits / Total Deposits	32.7%	30.1%	30.4%